Exhibit 99.1

TRIBUNE PUBLISHING CONFIRMS RECEIPT OF REVISED PROPOSAL FROM GANNETT

CHICAGO, May 16, 2016 – Tribune Publishing Co. (NYSE: TPUB) today confirmed that it has received a revised unsolicited proposal from Gannett Co., Inc. (NYSE: GCI) to acquire all outstanding shares of Tribune Publishing common stock for $15.00 per share in cash.

Consistent with its fiduciary duties and commitment to acting in the best interests of shareholders, and in consultation with its financial and legal advisors, Tribune Publishing’s Board of Directors will thoroughly review Gannett’s revised proposal.

The Company noted that on May 4, 2016, Tribune Publishing’s Board of Directors unanimously rejected Gannett’s unsolicited $12.25 per share cash proposal.

Goldman, Sachs & Co. and Lazard are acting as financial advisors and Kirkland & Ellis LLP is acting as legal advisor to Tribune Publishing.

About Tribune Publishing:

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Investor Contact: Kimbre Neidhart, 469-528-9366 kneidhart@tribpub.com Tom Germinario/Kristian Klein/Ed McCarthy 212-269-5550	Press Contacts: Dana Meyer, 312-222-3308 dmeyer@tribpub.com Bryan Locke/Robin Weinberg/Jenny Gore 312-895-4700